UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2016

XTERA COMMUNICATIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37617	38-3394611
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Bethany Drive, Suite 100 Allen, Texas		75013
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 649-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On August 17, 2016, Xtera Communications, Inc. (“Xtera” or the “Company”) received a notice of termination (the “Notice”) of the Master Manufacturing Agreement between the Company and NSG Technology, Inc. (“Foxconn”), dated as of January 1, 2013 (the “Agreement”), pursuant to the default and termination provisions contained therein. The Company uses Foxconn, an independent contract manufacturer, to manufacture and assemble its products. In the Notice, Foxconn cited that it was terminating the Agreement due to Xtera’s non-payment of the outstanding accounts receivable, as well as unpaid material and inventory liabilities, in each case under the Agreement.

Foxconn’s Notice states that it intends to terminate the Agreement, and that upon such termination and pursuant to Section 12.3 of the Agreement, Xtera is fully responsible for any outstanding accounts receivables and material liabilities incurred under Section 3 of the Agreement. Foxconn’s Notice requests that the Company provide a transition plan addressing the material liabilities, accounts receivable payments and transfer of ownership inventory, and further states that “its service continuity upon termination of the Agreement will be contingent on Xtera’s plan to fulfill its contractual obligations. Xtera will continue to work with Foxconn to reach a mutually agreeable solution.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Also on August 17, 2016, Xtera received notification from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company no longer complies with the requirements of Nasdaq Marketplace Rule 5450(b)(1)(A) for continued listing on The Nasdaq Global Market because the Company's stockholders’ equity has fallen below $10 million as reported on its quarterly report on Form 10-Q for the period ended June 30, 2016. Xtera’s stockholders’ equity as of June 30, 2016 was approximately negative $9,989,000. Nasdaq's notice has no immediate effect on the listing of the Company's common stock on The Nasdaq Global Market. Pursuant to Nasdaq Marketplace Rule 5810(c)(2)(C), the Company has been provided 45 calendar days, or until October 3, 2016, to submit a plan to Nasdaq to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the notice, or until February 13, 2017, to evidence compliance. If the plan is not accepted, the Company will have the right to appeal and the common stock would remain listed on The Nasdaq Global Market until the completion of the appeal process. To regain compliance, the Company must have stockholders' equity of at least $10 million.

The Company is currently evaluating various alternative courses of action to regain compliance, and the Company intends to submit a plan with Nasdaq before October 3, 2016 to maintain its Nasdaq listing. There can be no assurance that the Company will be able to regain compliance with the minimum stockholders’ equity requirement or maintain compliance with the other listing requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XTERA COMMUNICATIONS, INC

Date: August 22, 2016	By:	/s/ Joseph R. Chinnici
Joseph R. Chinnici
Chief Financial Officer and Secretary